Exhibit 10.1

October 6, 2026

To: Board of Directors

Mitesco, Inc.

Re: Resignation from Board of Directors

Dear Members of the Board:

Please accept this letter as my formal resignation from the Board of Directors of Mitesco, Inc., effective October 6, 2026.

I appreciate the opportunity to have served on the Board and wish the Company continued success in its future endeavors.

Sincerely,

Jordan P. Balencic, D.O.